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                                TABLE OF CONTENTS
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


Section 1.  Agreement to Form Partnership..............................................................  3
         1.1      Formation of Partnership.............................................................  3
         1.2      Definitions..........................................................................  3

Section 2.  Contributions..............................................................................  3
         2.1      By BRT...............................................................................  3
         2.2      By TNC...............................................................................  3
         2.3      By SSI...............................................................................  4
         2.4      Certain Adjustments and Restricted Units.............................................  5
         2.5      Included and Excluded Assets.........................................................  5
         2.6      Assumption of Liabilities............................................................  6

Section 3.  Representations and Warranties.............................................................  7
         3.1      By BRT...............................................................................  7
         3.2      By TNC............................................................................... 14
         3.3      By SSI............................................................................... 21
         3.4      Survival of Representations and Warranties........................................... 27

Section 4.  Conditions................................................................................. 28
         4.1      Conditions Precedent to BRT Obligations on the
                  Closing Date......................................................................... 28
         4.2      Conditions Precedent To TNC and SSI Obligations on
                  the Closing Date..................................................................... 30
         4.3      Mutual Conditions Precedent of the Parties on the
                  Closing Date......................................................................... 30

Section 5.  Operations Prior to Transfer............................................................... 32
         5.1      Property Operations.................................................................. 32
         5.2      Casualty or Condemnation............................................................. 33

Section 6.  Closing; Closing Deliveries; Transfer
                  Deliveries........................................................................... 34
         6.1      Closing.............................................................................. 34
         6.2      Closing Documents.................................................................... 34

Section 7.  Closing Adjustments and Expenses........................................................... 35
         7.1      Adjustments.......................................................................... 35
         7.2      Expenses............................................................................. 36

Section 8.  General Provisions......................................................................... 36
         8.1      Notices.............................................................................. 36
         8.2      Confidentiality...................................................................... 37
         8.3      Entire Agreement..................................................................... 38
         8.4      Counterparts......................................................................... 38
         8.5      Governing Law........................................................................ 38
         8.6      Section Headings, Captions and Defined Terms......................................... 38
         8.7      Amendments, Modifications and Waiver................................................. 38
         8.8      Severability......................................................................... 39
         8.9      Liability of Trustees, etc........................................................... 39

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                                             -i-

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                             CONTRIBUTION AGREEMENT


         THIS AGREEMENT is made as of the 31st day of July, 1996 by and among BRANDYWINE REALTY TRUST, a Maryland real estate investment trust ("BRT"), SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation ("SSI"), and THE NICHOLS COMPANY, a Pennsylvania corporation ("TNC").


                                    RECITALS



         A. Witmer Operating Partnership I, L.P. ("Witmer") is a Delaware limited partnership that owns substantially all of the partnership interests in certain limited partnerships that own office and/or industrial properties. These partnerships, and the properties owned by them (referred to herein as the "A Properties") are listed on Exhibit "A" attached hereto. Witmer also owns in fee the office property known as the Lawrenceville Office Park, Lawrenceville, New Jersey (the "Lawrenceville Property").

         B. TNC owns all of the issued and outstanding shares of BRT Witmer, Inc., a Pennsylvania corporation that is the sole general partner of Witmer ("Witmer GP"), subject to a pledge in favor of SSI securing a loan made by SSI to TNC, which pledge gives SSI the right to acquire all the issued and outstanding shares of Witmer GP in satisfaction of such debt. SSI, through its wholly owned subsidiary, SSI Real, Inc., owns all the Class B partnership units issued by Witmer (the "Witmer Class B Units"). TNC and certain other Existing Partners (hereinafter defined) own all the Class A partnership units issued by Witmer (the "Witmer Class A Units").

         C. TNC, either directly or through subsidiaries, owns substantially all of the partnership interests in certain limited partnerships that own office and/or industrial properties. These partnerships, and the properties owned by them (referred to herein as the "C Properties") are listed on Exhibit "C" attached hereto. The partnerships owning the A Properties and the C Properties and the partnership owning one of the B Properties are sometimes referred to herein as the "Project Partnerships".

         D. SSI, either directly or through a limited partnership in which it and a subsidiary are the only partners, owns certain office and industrial properties that are listed on Exhibit "B" attached hereto and referred to herein as the "B Properties." The A Properties, B Properties, C Properties and Lawrenceville are referred to herein collectively as the "Properties" and individually as a "Property."

         E. BRT is a real estate investment trust and general partner of Brandywine Realty Partners, a general partnership ("BRT OP"), which owns certain office properties.

         F. This Agreement is being executed as part of a larger transaction, in which (i) SSI and BRT are entering into a purchase agreement whereby SSI, or a wholly owned subsidiary of SSI, will acquire common stock and a warrant of BRT in consideration for the assignment to a wholly-owned qualified real estate subsidiary of BRT of all of the partnership interests owned by Witmer GP in Witmer, and SSI's assignment to BRT of the Witmer Class B Units and payment to BRT of $426,250 in cash, (ii) TNC will cause an affiliated partnership to grant an option to the Partnership to acquire certain properties commonly known as Horsham 11 through 14 in exchange for the issuance of Class A LP Units, (iii) Safeguard Scientifics (Delaware), Inc., a wholly owned subsidiary of SSI ("SSI Delaware") will enter into a distribution support and loan agreement with the Partnership whereby SSI Delaware will commit to lend the Partnership certain funds and (iv) TNC will transfer to the Partnership or its management company affiliate substantially all of TNC's property management assets.

         G. BRT, TNC and SSI desire to form a limited partnership under the law of the State of Delaware to be known as Brandywine Operating Partnership, L.P. (the "Partnership"), to which (i) BRT will contribute $1,000 in cash, the furniture, fixtures and equipment BRT is to acquire from TNC for $25,000 on the Closing Date, the Witmer Class B Units and BRT's interest in BRT OP (in a two stage transaction) in return for issuance of general partner interests and Class B and Class C limited partner interests in the Partnership (collectively, the "BRT Units"), (ii) the Existing Partners holding the Witmer Class A Units will contribute the Witmer Class A Units to the Partnership in return for issuance of Class A limited partner interests in the Partnership (the "Class A LP Units"), and (iii) SSI, TNC and the applicable Existing Partners will contribute, as applicable, the B Properties and interests in the Project Partnerships owning C Properties and one B Property to the Partnership in return for issuance of Class A LP Units to SSI Delaware, TNC and the other Existing Partners.

                              TERMS AND CONDITIONS


         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


                    Section 1. Agreement to Form Partnership


         1.1 Formation of Partnership. Subject to the terms and conditions of this Agreement, TNC, SSI and BRT agree to form the Partnership (or, if the Partnership has been previously formed by BRT, continue the Partnership) by executing and delivering (in the case of SSI, causing SSI Delaware to execute and deliver) at the Closing the Agreement of Limited Partnership in the form attached hereto as Exhibit "D" (the "Partnership Agreement").

         1.2 Definitions. For purposes of this Agreement, the terms used herein shall have the definitions specified or referred to in this Agreement.


                            Section 2. Contributions


         2.1 By BRT. On the Closing Date, BRT will contribute to the Partnership $1,000 in cash, the furniture, fixtures and equipment BRT is to acquire from TNC on the Closing Date, a portion of its interest in BRT OP (constituting a 97% profits interest and a 49% capital interest in BRT OP) and the Witmer Class B Units in return for the issuance of a portion of the BRT Units to BRT. One year and one day following the Closing Date BRT shall contribute its remaining interest in BRT OP to the Partnership in return for the issuance of the remaining BRT Units to BRT. Exhibit "E" attached hereto lists the number of units of general partner interests, Class B limited partner interests and Class C limited partner interests that collectively constitute the BRT Units, and notes which of those Units are to be issued at Closing and which are to be issued upon contribution to the Partnership of BRT's remaining interest in BRT OP.

         2.2 By TNC. On the Closing Date, TNC will (a) assign to the Partnership that certain undated agreement and note in the principal amount of $1,201,746 issued by Witmer in favor of TNC in connection with the formation of Witmer (the "Witmer Note"), which will then be cancelled, and (b) cause all of the Witmer Class A Units and all of the partnership interests in the Project

Partnerships owning the C Properties (the "Project Partnership Interests") to be conveyed to the Partnership, other than (i) the Newtech III Interest referred to below and (ii) an 11% capital interest and a 1% profits interest in each of such Project Partnerships other than Fifteen Horsham, L.P. (the "Retained Interests"), which shall be retained by TNC subject to the put and call provisions contained in the Partnership Agreement. In consideration for the assignment of the Witmer Note and conveyance of the Witmer Class A Units and such Project Partnership Interests to it, the Partnership shall issue to the partners holding Witmer Class A Units and the partners in the C Property Project Partnerships as of the date hereof (collectively, the "Existing Partners") Class A LP Units in the Partnership, subject to cancellation of a portion of such units and the issuance of additional Class A LP Units in certain circumstances, as more particularly provided in the Partnership Agreement. Exhibit "G" attached hereto lists the Class A LP Units to be issued to the Existing Partners with respect to the A and C Properties at Closing and the Class A LP Units to be issued to TNC upon the transfer to the Partnership of the Retained Interests. A 35% profits interest in Newtech III Limited Partnership was granted to N.E. Leasing Company in connection with the leasing of space in the Property known as Newtown 12 to New England Mutual Life Insurance Company, as more particularly described in the agreement of limited partnership for Newtech III Limited Partnership (the "Newtech III Interest"); the Newtech III Interest will not be conveyed to the Partnership.

         2.3 By SSI.

                  (a) On the Closing Date, SSI will convey fee simple title to each of the B Properties other than Meetinghouse 2 to the Partnership.

                  (b) Meetinghouse 2 is owned by C/N Leedom Limited Partnership II ("Leedom II"), a partnership in which a corporation wholly owned by SSI is the general partner and SSI is the limited partner. On the Closing Date, SSI will cause all of the partnership interests in Leedom II (the "Leedom Partnership Interests") to be conveyed to the Partnership other than an 11% capital interest and a 1% profits interest in Leedom II (the "Leedom Retained Interests"), which shall be retained by SSI subject to the put and call provisions contained in the Partnership Agreement.

                  (c) In consideration for the conveyance of the B Properties (other than Meetinghouse 2) and the transfer of the Leedom Partnership Interests, on the Closing Date the Partnership shall issue to SSI Delaware 386,162 Class A LP Units (of which 215,607 Class A LP Units shall be issued in escrow as provided in the Partnership Agreement), subject to cancellation of a portion of such units and the issuance of additional Class A LP Units in certain circumstances as provided in the Partnership Agreement. An additional 9,444 Class A LP Units shall be issued to SSI Delaware upon conveyance of the Leedom Retained Interests to the Partnership.

         2.4 Certain Adjustments and Restricted Units. The number of Class A LP Units to be issued to the Existing Partners and SSI Delaware will be adjusted at Closing to reflect any differences in mortgage debt balances between the balances used by the parties to calculate the number of Units noted on Exhibit G (with respect to the Existing Partners) and in Section 2.3 (with respect to SSI Delaware) and the actual debt balances as of the Closing Date, at the rate of one additional (or less) Class A LP Unit for each $5.50 by which mortgage debt on the Closing Date is less (or greater) than the debt balances used in the original calculations. In addition, Units issued with respect to a Property where the mortgage lender is entitled to receipt of a participation interest (whether of profits, sale or refinancing proceeds or calculated based on fair market value) shall be held in escrow until determination of the participation due such lender as provided in the Partnership Agreement. The number of Class A LP Units equal to the amount of the participation payment actually made divided by $5.50 (subject to adjustment for stock splits, reverse splits and stock dividends) shall be transferred to the Partnership and cancelled, with the balance released from escrow to the person or persons entitled thereto, all as more particularly provided in the Partnership Agreement.

         2.5 Included and Excluded Assets. References in this Agreement to a Property shall include not only the applicable owner's interest in the land and buildings and other improvements erected thereon, but also all right, title and interest of such owner to any land lying in the bed of any street, open or proposed, in front of or abutting or adjoining such land and all right, title and interest of such owner in and to the leases and other occupancy agreements with respect to all or any part of such land, building and improvements and the fixtures, equipment, supplies, machinery, appliances, furniture, furnishings and other personal property, tangible and intangible, attached or appurtenant to, or located in or on, such land, building and improvements. The conveyance of the Project Partnership Interests by the Existing Partners and the Leedom Partnership Interests by SSI shall convey all of their respective right, title and interest in and to the Project Partnerships and Leedom II, respectively. Only the assets of BRT, TNC and SSI specifically identified in this Agreement as being contributed to the Partnership are being so contributed. Without limiting the generality of the foregoing, TNC shall retain its interests in the partnership owning the Option Properties, its limited partnership interest in LC/N Horsham Partnership II and its general partnership interest in LC/N Keith Valley Partnership II.

         2.6 Assumption of Liabilities.

                  (a) At the Closing, pursuant to Article XXI of the Partnership Agreement, the Partnership shall assume and agree to pay, perform and discharge, when due, each of the following obligations and liabilities of SSI, TNC and/or their affiliates relating to the business, assets and properties to be contributed to the Partnership (the "Assumed Liabilities"):

                           (i)    the liabilities and obligations of the
SSI/TNC Contributing Parties to be performed or discharged after the Closing pursuant to the Significant Agreements described in Sections 3.2(j) and 3.3(h) hereof;

                           (ii)   the liabilities and obligations of the
SSI/TNC Contributing Parties to be performed or discharged after the Closing pursuant to the TNC Leases, SSI Leases, the management contracts and other contracts or instruments described in Sections 3.2(j), 3.2(l), 3.3(h), 3.3(j), and 4.3(e) hereof, other than those liabilities and obligations noted on any of Exhibits H, I, L or M as liabilities or obligations not to be assumed by the Partnership;

                           (iii)  all accounts payable and other current
liabilities of the Initial Properties that are reflected on the combined Balance Sheet of the Initial Properties at December 31, 1995, less those paid or otherwise discharged prior to Closing, plus those accounts payable and other current liabilities of the Initial Properties incurred since the date of such Balance Sheet in the ordinary course of business, consistent with the past practice and not paid prior to Closing.

                  (b) Transfers Subject To Indebtedness. The Partnership shall acquire ownership of each of the Properties directly or by acquiring ownership of partnership interests in each of the Project Partnerships, under and subject to the mortgage indebtedness in existence on the date hereof encumbering such Properties. The Partnership shall not be required by this Agreement to assume such mortgage indebtedness or to guaranty repayment of such mortgage indebtedness.

                  (c) Excluded Liabilities. Except as expressly provided in this Agreement, the Partnership shall not assume or be responsible for any liabilities or obligations of SSI, TNC or their respective affiliates of any nature whatsoever, whether or not relating to the A Properties, B Properties or C Properties or other assets acquired by the Partnership pursuant to this Agreement. SSI, TNC and their respective affiliates, as applicable, shall remain responsible for such excluded liabilities and obligations.

                  (d) Definitions. For purposes hereof, the SSI/TNC Contributing Parties means SSI and its affiliates, and TNC, The Nichols Realty Services Company and their respective affiliates.


                    Section 3. Representations and Warranties

         3.1 By BRT. BRT hereby represents and warrants that, except as disclosed in the Proxy Statement or any exhibit to this Agreement:

                  (a) Organization; Authority. BRT and BRT OP are (i) in the case of BRT, a real estate investment trust duly formed, validly existing and in good standing under the laws of the state of Maryland with all the necessary trust power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, and (ii) in the case of BRT OP, a general partnership validly existing under the laws of the State of Pennsylvania with full power and authority to own, lease and operate its properties and to carry on its business as now conducted. BRT and BRT OP, as applicable, is duly qualified to do business and is in good standing as a foreign business trust or partnership in each jurisdiction where the character of its properties or assets and the nature of its business requires it to be so qualified. BRT has the requisite trust authority to enter into and perform this Agreement and all other documents and agreements to be executed by it in connection with the transactions contemplated by this Agreement.

                  (b) Due Authorization; Binding Agreement. Except for the approval of BRT's shareholders as contemplated by subsection 4.3(c) hereof, the execution, delivery and performance of this Agreement and all other documents and agreements to be executed by BRT in connection with the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of BRT. This Agreement and all other documents and agreements to be executed by BRT in connection with the transactions contemplated by this Agreement have been and will be duly executed and delivered by BRT and, subject to receipt of the approval of BRT's shareholders as contemplated by subsection 4.3(c) hereof, constitute the legal, valid and binding obligations of BRT enforceable against BRT in accordance with their respective terms.

                  (c) Consents and Approvals. Except as contemplated by subsections 4.3(a) and (c) hereof and related filings with the SEC, Blue Sky administrators, and American Stock Exchange, no consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by BRT in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be executed by BRT in connection with the transactions contemplated by this Agreement that has not been heretofore obtained. As contemplated by the Proxy Statement, BRT expects to file an amendment to its Declaration of Trust with the Maryland Department of Assessment and Taxation.

                  (d) No Violation. None of the execution, delivery or performance of this Agreement or any other document or agreement to be executed by BRT in connection with the transactions contemplated by this Agreement does or will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default under any term or provision of the organizational documents of BRT or any other agreement to which BRT is a party or by which it is bound or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to BRT, or by which it or its assets or properties are bound or result in the creation of any lien or other encumbrance upon the assets or properties of BRT.

                  (e) Compliance with Laws and Recorded Declarations. BRT and each of its subsidiaries has complied with all laws (including, without limitation, the Americans with Disabilities Act of 1990) and requirements of insurance bodies applicable to the ownership, leasing, use and operation of its or their properties (collectively, the "BRT Properties"), including, without limitation, parking and building setback requirements, and has performed all work and secured all required consents and approvals and obtained and fully paid for all licenses, permits, certificates, entitlements, grants of right and any other items and documents required by applicable law, by contract, or as a condition of any approval granted by the applicable municipal authority, required of BRT or its subsidiaries for the completion, ownership, leasing, use and occupancy of its or their properties, including but not limited to final certificates of occupancy for each of the current tenancies at such properties (other than where construction of tenant improvements for new tenancies is not yet completed or applications remain pending), except where the failure to so comply or obtain would not have a material adverse effect on BRT or its subsidiaries. Such licenses, permits, certificates, entitlement, grants of right and other items and documents are in full force and effect. Neither BRT or any of its subsidiaries have taken any action that would (or failed to take any action, the omission of which would) result in the revocation or suspension of such licenses, permits, certificates, entitlements, grants of right and other items and documents, and neither BRT nor any of its subsidiaries have received any notice of any violation from any federal, state or municipal entity or notice of an intention by any such governmental entity to revoke any certificate of occupancy or other certificate, license, permit, entitlement or grant of right issued by it in connection with the ownership, use and occupancy of any of its or their properties that in each case has not been cured or otherwise resolved to the satisfaction of such governmental entity. To the best of BRT's knowledge, (i) any and all charges (including condominium fees, to the extent applicable) and other assessments under declarations and like agreements to which any of the BRT Properties are subject have been paid and no special assessments thereunder against any of the BRT Properties are pending, and (ii) all consents and approvals required to be obtained under such declarations and like agreements with respect to the BRT Properties have been obtained.

                  (f) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best of BRT's knowledge, threatened before any court, governmental unit or any mediator or arbitrator with respect to BRT, its subsidiaries or its or their properties, except for litigation arising in the ordinary course of business, which litigation, individually or in the aggregate, would not have a material adverse effect upon the Partnership or upon BRT, its subsidiaries or its or their properties taken as a whole.

                  (g) Brokers. No brokers or finders have been employed or engaged by BRT or any of its subsidiaries with respect to the transactions contemplated by this Agreement or any other document or agreement to be executed in connection with the transactions contemplated by this Agreement.

                  (h) SEC Reports. Since January 1, 1995, BRT and its subsidiaries have timely filed all forms, reports, schedules, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "1933 Act"), including without limitation (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all reports on Form 8-K and (iv) all proxy statements relating to meetings of stockholders (whether annual or special) and
(v) all information incorporated by reference into any of the foregoing (collectively, as amended to date, referred to herein as the "Company SEC Reports"). The Company SEC Reports were prepared in all material respects in accordance with and complied in all material respects with the requirements of applicable law, including the Exchange Act and the 1933 Act and the applicable rules and regulations of the SEC thereunder, and the Company SEC Reports did not at the time they were filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. BRT has not filed any registration statements with the SEC at any time within the last three years. BRT has delivered to TNC and SSI prior to the date hereof true and correct copies of all Company SEC Reports and any other reports and documents filed with the SEC since January 1, 1995.

                  (i) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (i) have been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of BRT and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to year-end adjustments (consisting only of normal recurring accruals)), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of BRT and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. Since December 31, 1995, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements.

                  (j) Environmental Matters. Neither BRT or its subsidiaries have (a) caused any substance or waste that is listed or defined as hazardous or toxic under applicable environmental laws or petroleum products (collectively, "Hazardous Materials") to be improperly maintained or disposed of on, under or at any of its or their properties, or any part thereof in a manner which violates, or could give rise to liability under, applicable environmental laws, or (b) failed to remediate, alter, mitigate or abate any condition required to be remediated, altered, mitigated or abated under such environmental laws, to the extent BRT or its subsidiaries have been notified of the existence of a condition required to be remediated, altered, mitigated or abated. Except as set forth in the environmental site assessments provided by BRT to SSI and TNC or disclosed in the Company SEC Reports: (1) to the best of BRT's knowledge, each of its properties, and the properties of its subsidiaries, is in compliance, and has heretofore complied, with all environmental laws in all material respects,
(2) to the best of BRT's knowledge, there has been no discharge of Hazardous Materials by any tenant of any property of BRT or its subsidiaries, or by any other person or property in, to or under any property of BRT or its subsidiaries, in either case in quantities requiring response, remediation or removal, and (3)

BRT has not received any written notice from any governmental unit or other person that it or its subsidiaries, or any of its or their properties or operations conducted thereon, are not or have not been in compliance with the environmental laws.

                  (k) Absence of Undisclosed Liabilities and Contractual Obligations. Except for (i) liabilities disclosed in the financial statements referred to in subsection 3.1(i), (ii) liabilities described or disclosed in the Proxy Statement, (iii) liabilities arising in the ordinary course of business which, if material (individually or in the aggregate), are disclosed in Exhibit "X" attached hereto (the "BRT Disclosure Schedule"), (iv) liabilities at the date hereof which are specifically disclosed or otherwise reflected in the Exhibits attached to this Agreement and (v) current liabilities incurred in the ordinary course of business after the date hereof, no BRT Property is subject to liabilities of any nature, whether matured or unmatured, fixed or contingent, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon such property. There are no Significant Agreements relating to the BRT Properties, or their operations other than as set forth in the BRT Disclosure Schedule. None of the BRT Properties are cross-defaulted and/or cross-collateralized with any other properties other than among the BRT Properties. For purposes hereof, "Significant Agreement" means and includes any of the following by which any of the BRT Properties may otherwise be subject or bound, in each such case as amended and currently in effect, inclusive of any waivers relating thereto:

                           (A)  all agreements, instruments and documents
(excluding tenant leases referred to in subsection 3.1(l) of this Agreement and easements and documents providing for the assessment of common charges or related fees that are included in the Permitted Exceptions) evidencing, securing or pertaining to contractual obligations that relate to the ownership or operation of any of the BRT Properties; and

                           (B)  all mortgages.

                  (l) Tenant Leases. The rent rolls attached hereto as Exhibit "Y" (the "BRT Rent Rolls") list each of the leases currently in effect with respect to the BRT Properties as the same have been amended or modified (the "BRT Leases"); there are no leases, licenses or other rights of occupancy affecting any of the BRT Properties except for the BRT Leases. BRT has made available to TNC and SSI complete copies of all of the documents that constitute the BRT Leases. The BRT Leases are in full force and effect and, except as set forth on the applicable BRT Rent Roll, (A) to the best of BRT's knowledge, no uncured Event of Default (as defined in such Leases), has occurred and is continuing under any such Lease, no tenant has asserted a defense to, offset or claim against its rent or the performance of its obligations under its Lease and no tenant has asserted a default on the part of the landlord which would give it the right to terminate its Lease or set off against rent, (B) there are no rights of first refusal on, or options to purchase, any of the BRT Properties, or any right to a participation interest (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any such property, in favor of any tenant, (C) no proposed modifications to any BRT Lease that would reduce (i) the space leased to any tenant, (ii) the amount of any tenant's rent or (iii) the term of any lease, (D) no free rent or other rent concession is due any tenant under the BRT Leases for periods after the Closing Date, (E) no landlord under a BRT Lease is required to provide tenant improvements or refurbishments with respect thereto after the Closing Date (other than any tenant improvements that the landlord may be required to construct if an expansion option provided in a BRT Lease is exercised), and (F) no tenant under a BRT Lease has the option to terminate its lease prior to the stated expiration date. Except for (i) security deposits or
(ii) the first full month's rent, whether or not the term of a Lease has commenced, no prepayments of rent more than thirty (30) days in advance have been made under the BRT Leases. All decorating, repairs, alterations or other work performed by the landlord under each of the BRT Leases prior to the date hereof, or the cost of any such work performed by the tenant and to be reimbursed by the landlord prior to the date hereof, has been performed or reimbursed, as applicable. No rent or security deposits under the BRT Leases have been assigned or encumbered, except as security for the mortgages noted in the BRT Disclosure Schedule, and there are no agreements or understandings, written or oral, with any of the tenants other than as set forth in the BRT Leases or otherwise set forth on the BRT Rent Rolls. All brokerage commissions and other compensation and fees payable by reason of the BRT Leases have been paid in full, except as set forth in the BRT Disclosure Schedule.

                  (m) Reassessments. Each of the BRT Properties has been fully assessed and is not subject to abatement. To the best of BRT's knowledge, there are no proposed reassessments of any of the BRT Properties by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings (other than county-wide reassessments and/or the usual increases in mileage rates that may be under consideration by the taxing authorities in the jurisdictions where the BRT Properties are located) that could reasonably be expected to give rise to an increase in real property taxes or assessments against any of the BRT Properties.

                  (n) Property Improvements. Except as disclosed in any engineering studies or reports obtained by or delivered to TNC and SSI in connection with this transaction prior to the date hereof, the improvements at the BRT Properties are in good condition and repair, ordinary wear and tear excepted, and have not suffered any casualty or other material damage which has not been repaired in all material respects. To the best of BRT's knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements included in the BRT Properties, or any other defects, soil conditions or deficiencies which, in the aggregate, would materially adversely affect the value of such properties taken as a whole.

                  (o) Condemnation or Governmental Proceedings. No eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or, to the best of BRT's knowledge, threatened by an authority having the power of eminent domain to condemn any part of the BRT Properties. To the best of BRT's knowledge, there are no pending or threatened governmental rules, regulations, plans, studies or efforts, or court orders or decisions, which do or could adversely effect the use or value of the BRT Properties for their present use.

                  (p) Insurance. Exhibit "Z" attached hereto lists the insurance policies relating to the BRT Properties or any part thereof carried by BRT; all such policies are in full force and effect, and will be continued or renewed with the existing coverages and policy limits until the Closing Date, and all premiums thereunder have been paid to the extent due, and will be paid until the Closing Date; and no notice of cancellation has been received with respect thereto and, to the best knowledge of BRT, no cancellation is threatened.

                  (q) FIRPTA. BRT is neither a "foreign person" within the meaning of Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446 of the Code.

                  (r) Taxes. BRT (i) has filed or has had filed on its behalf all Tax Returns (as defined below) on a timely basis which are required to be filed as of the date hereof, and such Tax Returns are correct and complete, (ii) has paid or has had paid on its behalf on a timely basis all Taxes (as defined below) shown to be due on such Tax Returns and (iii) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, has made due and sufficient current accruals for such Taxes in its books and records in accordance with generally accepted accounting principles. For purposes of this subsection, "Tax" shall mean any Federal, state or local tax of any kind whatsoever, including any interest or penalty, and "Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement or other similar document relating to Taxes.

                  (s) No Defaults. All payments of principal and interest on all mortgage indebtedness respecting the BRT

Properties are current as of the date hereof. Neither BRT nor BRT OP is in default of any loan secured by any of the BRT Properties or any other Significant Agreement and, to the best of BRT's knowledge, no event has occurred which with the giving of notice or passage of time would become a default under any such loan or under any such Significant Agreement.

                  (t) Ownership of BRT Properties. The properties constituting the BRT Properties are listed on Exhibit "AA" attached hereto. BRT OP owns the BRT Properties in fee simple and, to the best of BRT's knowledge, title thereto is subject only to the Permitted Exceptions relating to the BRT Properties.

         3.2 By TNC. TNC hereby represents and warrants that, except as disclosed in the Proxy Statement or any exhibit to this Agreement:

                  (a) Organization; Authority. TNC, Witmer GP, Witmer and each of the Project Partnerships, is either (i) in the case of TNC and Witmer GP, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, or (ii) in the case of Witmer and the Project Partnerships, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has full partnership power and authority to own, lease and operate its properties and to carry on its business as now conducted. TNC, Witmer GP, Witmer and each of the Project Partnerships, as applicable, is duly qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the character of its properties or assets and the nature of its business requires it to be so qualified. TNC has the requisite authority to enter into and perform this Agreement.

                  (b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement and all other documents and agreements to be executed by TNC in connection with the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of TNC. This Agreement and all other documents and agreements to be executed by TNC in connection with the transactions contemplated by this Agreement have been and will be duly executed and delivered by TNC and constitute the legal, valid and binding obligations of TNC enforceable against TNC in accordance with their respective terms.

                  (c) Consents and Approvals. Except as contemplated by subsection 4.3(d) below and any securities law filing to be made by TNC or any of its affiliates in connection therewith, no consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by TNC in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be executed by TNC in connection with the transactions contemplated by this Agreement that has not been heretofore obtained.

                  (d) No Violation. None of the execution, delivery or performance of this Agreement or any other document or agreement to be executed by TNC in connection with the transactions contemplated by this Agreement does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of
(a) the organizational documents of TNC or any Project Partnership or any other agreement to which TNC or any Project Partnership is a party or by which it is bound or (b) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to TNC or any Project Partnership, or by which it or they or its or their assets or properties are bound or (ii) result in the creation of any lien or other encumbrance upon the assets or properties of TNC or any Project Partnership, other than in favor of the Partnership.

                  (e) Ownership of the A and C Properties. Exhibits "A" and "C" are true and correct lists of the Project Partnerships that own each of the A and C Properties. The A and C Properties are owned by their respective Project Partnerships in fee simple and, to the best of TNC's knowledge, title thereto is subject only to the Permitted Exceptions.

                  (f)  Ownership of the Project Partnership Interests.

                           (i)  Exhibit "G" attached hereto is a true and
correct list of all Existing Partners of Witmer and each Project Partnership owning a C Property as shown on the books of Witmer and such Project Partnerships. To the best of TNC's knowledge, each Existing Partner is the sole owner of the Witmer Class A Units and/or Project Partnership Interests to be contributed by him or it to the Partnership and has good, valid and marketable title to such Witmer Class A Units and/or Project Partnership Interests, free and clear of all liens, except for those liens created by the partnership agreements of Witmer or the Project Partnerships, as the case may be. The Witmer Class A Units and the Project Partnership Interests have been issued in compliance with the partnership agreements (as then in effect) of Witmer and each of the Project Partnerships, as applicable, and such interests were not issued in violation of any federal or state securities laws.

                           (ii) There are no rights, subscriptions, warrants,
options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any securities or obligations of any kind convertible into any partnership interest or other equity interests or participation interests of any kind in Witmer, any of the Project Partnerships or the A or C Properties (or any part thereof), except for (A) those rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements that will not survive the assignment to the Partnership of the Witmer Class A Units and Project Partnership Interests,
(B) the Newtech III Interests, (C) the participation interest and right of first refusal granted New England Mutual Life Insurance Company with respect to Iron Run 3 and the participation interest granted such lender with respect to Meetinghouse 1 through 4, and (D) the participation interest and right of first refusal granted to General Electric Capital Corporation ("GECC") in connection with the GECC mortgage loan to Witmer, Lawrenceville and the A Property Project Partnerships (the "GECC Loan"). BRT acknowledges that, as additional security for the GECC Loan, the partnership interests in the Project Partnerships owning the A Properties were collaterally assigned to GECC.

                  (g) Compliance with Laws and Recorded Declarations. TNC, Witmer and each of the Project Partnerships has complied with all laws (including, without limitation, the Americans with Disabilities Act of 1990) and requirements of insurance bodies applicable to the ownership, leasing, use and operation of the A and C Properties, including, without limitation, parking and building setback requirements, and has performed all work and secured all required consents and approvals and obtained and fully paid for all licenses, permits, certificates, entitlements, grants of right and any other items and documents required by applicable law, by contract, or as a condition of any approval granted by the applicable municipal authority, required of TNC or the Project Partnerships for the completion, ownership, leasing, use and occupancy of the A and C Properties, including but not limited to final certificates of occupancy for each of the current tenancies at such Properties (other than where construction of tenant improvements for new tenancies is not yet completed or applications remain pending), except where the failure to so comply or obtain would not have a material adverse effect on the applicable Property. Such licenses, permits, certificates, entitlement, grants of right and other items and documents are in full force and effect. None of TNC, Witmer or any of the Project Partnerships have taken any action that would (or failed to take any action, the omission of which would) result in the revocation or suspension of such licenses, permits, certificates, entitlements, grants of right and other items and documents, and none of TNC, Witmer or any of the Project Partnerships have received any notice of any violation from any federal, state or municipal entity or notice of an intention by any such governmental entity to revoke any certificate of occupancy or other certificate, license, permit, entitlement or grant of right issued by it in connection with the ownership, use and occupancy of any of the A or C Properties that in each case has not been cured or otherwise resolved to the satisfaction of such governmental entity. To the best of TNC's knowledge,
(i) any and all charges (including condominium fees, to the extent applicable) and other assessments under declarations and like agreements to which any of the A or C Properties are subject have been paid and no special assessments thereunder against any of the A or C Properties are pending, and (ii) all consents and approvals required to be obtained under such declarations and like agreements with respect to the A and C Properties have been obtained.

                  (h) Financial Statements. The combined balance sheets of the Initial Properties as of December 31, 1995 and 1994, and the related combined statements of operations, owners' deficit, and cash flows for each of the three years in the period ended December 31, 1995, and for the calendar quarter ending March 31, 1996, together with the notes thereto, included in the proxy statement to be sent to BRT shareholders in connection with this transaction (the "Proxy Statement"), present fairly in all material respects the combined financial position of the Initial Properties and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995 and for the quarter ended March 31, 1996, in conformity with generally accepted accounting principles. For purposes hereof, the Initial Properties means the Properties and the property management, leasing and development operations of The Nichols Realty Services Company, an affiliate of TNC.

                  (i)  Intentionally Deleted.

                  (j) Absence of Undisclosed Liabilities and Contractual Obligations. Except for (i) liabilities disclosed in the financial statements referred to in subsection 3.2(h), (ii) liabilities described or disclosed in the Proxy Statement, (iii) liabilities arising in the ordinary course of business which, if material (individually or in the aggregate), are disclosed in Exhibit "H" attached hereto (the "TNC Disclosure Schedule"), (iv) liabilities at the date hereof which are specifically disclosed in the Exhibits attached to this Agreement and (v) current liabilities incurred in the ordinary course of business after the date hereof, none of Witmer, the Project Partnerships, Lawrenceville or any A or C Property is subject to liabilities of any nature, whether matured or unmatured, fixed or contingent, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Witmer or such Project Partnership or Property. There are no Significant Agreements of Witmer or the Project Partnerships or relating to Lawrenceville or the A or C Properties, or their operations other than as set forth in the TNC Disclosure Schedule. The Class A Properties and Lawrenceville are cross-defaulted and cross-collateralized with each other. Oaklands 45 and 50 are also cross-defaulted and cross-collateralized with each other. Otherwise, none of the A or C Properties are cross-defaulted and/or cross-collateralized with other properties. For purposes hereof, "Significant Agreement" means and includes any of the following to which Witmer or a Project Partnership is a party or by which it or any of its assets or Lawrenceville or any of the A or C Properties may otherwise be subject or bound, in each such case as amended and currently in effect, inclusive of any waivers relating thereto:

                           (A)  all agreements, instruments and documents
(excluding tenant leases referred to in subsection 3.2(l) of this Agreement and easements and documents providing for the assessment of Common Charges or related fees that are included in the Permitted Exceptions) evidencing, securing or pertaining to contractual obligations that relate to the ownership or operation of Lawrenceville or any of the A or C Properties; and

                           (B)  all mortgages.

                  (k) Environmental Matters. None of TNC, Witmer or any of the Project Partnerships have (a) caused any Hazardous Materials to be improperly maintained or disposed of on, under or at the A or C Properties or Lawrenceville, or any part thereof in a manner which violates, or could give rise to liability under, applicable environmental laws, or (b) failed to remediate, alter, mitigate or abate any condition required to be remediated, altered, mitigated or abated under such environmental laws, to the extent TNC, Witmer or any Project Partnership has been notified of the existence of a condition required to be remediated, altered, mitigated or abated. Except as set forth in the environmental site assessments provided by TNC to BRT pursuant to their due diligence investigation or the TNC Disclosure Schedule: (1) to the best of TNC's knowledge, each A and C Property and Lawrenceville, and Witmer and each Project Partnership is in compliance, and has heretofore complied, with all environmental laws in all material respects, (2) to the best of TNC's knowledge, there has been no discharge of Hazardous Materials by any tenant of the A or C Properties or Lawrenceville or by any other person in, to or under any of the A or C Properties or Lawrenceville, in either case in quantities requiring response, remediation or removal, and (3) neither TNC, Witmer nor any Project Partnership has received any written notice from any governmental unit or other person that it or any of the A or C Properties or operations conducted thereon are not or have not been in compliance with the environmental laws.

                  (l) Tenant Leases. The rent rolls attached hereto as Exhibit "I" (the "TNC Rent Rolls") list each of the leases currently in effect with respect to the A and C Properties and Lawrenceville as the same have been amended or modified (the "TNC

Leases"); there are no leases, licenses or other rights of occupancy affecting any of the A or C Properties or Lawrenceville except for the TNC Leases. TNC has made available to BRT complete copies of all of the documents that constitute the TNC Leases. The TNC Leases are in full force and effect and, except as set forth on the applicable TNC Rent Roll, (A) to the best of TNC's knowledge, no material uncured Event of Default (as defined in such Leases), has occurred and is continuing under any such Lease, no tenant has asserted a defense to, offset or claim against its rent or the performance of its obligations under its Lease and no tenant has asserted a default on the part of the landlord which would give it the right to terminate its Lease or set off against rent, (B) there are no rights of first refusal on, or options to purchase, any of the A or C Properties or Lawrenceville or any right to a participation interest (whether of profits, sale or refinancing proceeds, or calculated based on fair market value) with respect to any such Property, in favor of any tenant, (C) there are no proposed modifications to any TNC Lease that would reduce (i) the space leased to any tenant, (ii) the amount of any tenant's rent or (iii) the term of any lease, (D) no free rent or other rent concession is due any tenant under the TNC Leases for periods after the Closing Date, (E) no landlord under a TNC Lease is required to provide tenant improvements or refurbishments with respect thereto after the Closing Date (other than any tenant improvements that the landlord may be required to construct if an expansion option provided in a TNC Lease is exercised), and (F) no tenant under a TNC Lease has the option to terminate its lease prior to the stated expiration date. Except for (i) security deposits or
(ii) the first full month's rent, whether or not the term of a Lease has commenced, no prepayments of rent more than thirty (30) days in advance have been made under the TNC Leases. All decorating, repairs, alterations or other work required to be performed by the landlord under each of the TNC Leases prior to the date hereof, or the cost of any such work performed by the tenant and to be reimbursed by the landlord prior to the date hereof, has been performed or reimbursed, as applicable. No rent or security deposits under the TNC Leases have been assigned or encumbered, except as security for the mortgages noted on the TNC Disclosure Schedule, and there are no agreements or understandings, written or oral, with any of the tenants other than as set forth in the Leases or otherwise set forth on the TNC Rent Roll. All brokerage commissions and other compensation and fees payable by reason of the TNC Leases have been paid in full, except as set forth in the TNC Disclosure Schedule (and other than any commissions that may be due if a tenant takes expansion space or renews its lease).

                  (m) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best of TNC's knowledge, threatened before any court, governmental unit or any mediator or arbitrator with respect to Witmer, any of the Project

Partnerships or Lawrenceville or the A or C Properties, except for litigation listed on Exhibit "J" hereto, which litigation and any projected liability resulting therefrom is covered by insurance.

                  (n) Reassessments. Each of the A and C Properties and Lawrenceville has been fully assessed and is not subject to abatement. To the best of TNC's knowledge, there are no proposed reassessments of any of the A or C Properties or Lawrenceville by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings (other than county-wide reassessments and/or the usual increases in millage rates that may be under consideration by the taxing authorities in the jurisdictions where the A and C Properties and Lawrenceville are located) that could reasonably be expected to give rise to an increase in real property taxes or assessments against any of the A or C Properties or Lawrenceville.

                  (o) Partnership Employees. There are no employees of Witmer or any Project Partnership.

                  (p) Property Improvements. Except as disclosed in any engineering studies or reports obtained by or delivered to BRT in connection with this transaction prior to the date hereof, the improvements at the A and C Properties and Lawrenceville are in good condition and repair, ordinary wear and tear excepted, and have not suffered any casualty or other material damage which has not been repaired in all material respects. To the best of TNC's knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements included in the A and C Properties or Lawrenceville, or any other defects, soil conditions or deficiencies which, in the aggregate, would materially adversely affect the value of such Properties taken as a whole.

                  (q) Condemnation or Governmental Proceedings. No eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or, to the best of TNC's knowledge, threatened by an authority having the power of eminent domain to condemn any part of the A or C Properties or Lawrenceville. To the best of TNC's knowledge, there are no pending or threatened governmental rules, regulations, plans, studies or efforts, or court orders or decisions, which do or could adversely affect the use or value of the A or C Properties or Lawrenceville for their present use.

                  (r) Insurance. Exhibit "K" attached hereto lists the insurance policies relating to the A and C Properties and Lawrenceville or any part thereof carried by TNC or any Project Partnership. All such policies are in full force and effect, and will be continued or renewed with the existing coverages and policy limits until the Closing Date, and all premiums thereunder have been paid to the extent due, and will be paid until the Closing Date; and no notice of cancellation has been received with respect thereto and, to the best knowledge of TNC, no cancellation is threatened.

                  (s) FIRPTA. None of TNC, Witmer or the Project Partnerships is a "foreign person" within the meaning of Section 1445(f) of the Code or a "foreign partner" within the meaning of Section 1446 of the Code.

                  (t) Brokers. No brokers or finders have been employed or engaged by TNC or any of the Project Partnerships with respect to the transactions contemplated by this Agreement or any other document or agreement to be executed in connection with the transactions contemplated by this Agreement.

                  (u) Taxes. Each of the Project Partnerships, Witmer, Witmer GP and TNC (i) has filed or has had filed on its behalf all Tax Returns (as defined below) on a timely basis which are required to be filed as of the date hereof, and such Tax Returns are correct and complete, (ii) has paid or has had paid on its behalf on a timely basis all Taxes (as defined below) shown to be due on such Tax Returns and (iii) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, has made due and sufficient current accruals for such Taxes in its books and records in accordance with generally accepted accounting principles. For purposes of this subsection, "Tax" shall mean any Federal, state or local tax of any kind whatsoever, including any interest or penalty, and "Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement or other similar document relating to Taxes.

                  (v) No Defaults. All payments of principal and interest on all mortgage indebtedness respecting Lawrenceville and the A and C Properties are current as of the date hereof. Neither TNC, Witmer nor any Project Partnership is in default of any loan or any other Significant Agreement to which it is a party and, to the best of the knowledge of TNC or any Project Partnership, no event has occurred which with the giving of notice or passage of time would become a default under any such loan or under any such Significant Agreement.

                  (w) Business of TNC. None of the Project Partnerships has engaged in any business other than owning the properties that are being transferred hereunder.

         3.3 By SSI. SSI hereby represents and warrants that, except as disclosed in the Proxy Statement or any exhibit to this Agreement:

                  (a) Organization; Authority. SSI is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. SSI is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets and the nature of its business requires it to be so qualified. SSI has the requisite authority to enter into and perform this Agreement and all other documents and agreements to be executed by it in connection with the transactions contemplated by this Agreement.

                  (b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement and all other documents and agreements to be executed by SSI in connection with the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of SSI. This Agreement and all other documents and agreements to be executed by SSI in connection with the transactions contemplated by this Agreement have been and will be duly executed and delivered by SSI and constitute the legal, valid and binding obligations of SSI enforceable against SSI in accordance with their respective terms.

                  (c) Consents and Approvals. Except as contemplated by subsection 4.3(d) below, no consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by SSI in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be executed by SSI in connection with the transactions contemplated by this Agreement that has not been heretofore obtained.

                  (d) No Violation. None of the execution, delivery or performance by SSI of this Agreement or any other document or agreement to be executed by SSI in connection with the transactions contemplated by this Agreement does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (a) the organizational documents of SSI or any other agreement to which SSI is a party or by which it is bound or (b) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to SSI, or by which it or its assets or properties are bound or (ii) result in the creation of any lien or other encumbrance upon the assets or properties of SSI, other than in favor of the Partnership.

                  (e) Compliance with Laws and Recorded Declarations. SSI has complied with all laws (including, without limitation, the Americans with Disabilities Act of 1990) and requirements of insurance bodies applicable to the ownership, leasing, use and operation of the B Properties, including, without limitation, parking and building setback requirements, and has performed all work and secured all required consents and approvals and obtained and fully paid for all licenses, permits, certificates, entitlements, grants of right and any other items and documents required by applicable law, by contract, or as a condition of any approval granted by the applicable municipal authority, to be required of SSI for the completion, ownership, leasing, use and occupancy of the B Properties, including but not limited to final certificates of occupancy for each of the current tenancies of such Properties (other than where construction of tenant improvements for new tenancies is not yet completed or applications are pending), except where the failure to so comply or obtain would not have a material adverse effect on the applicable Property. Such licenses, permits, certificates, entitlement, grants of right and other items and documents are in full force and effect. SSI has not taken any action that would (or failed to take any action, the omission of which would) result in the revocation or suspension of such licenses, permits, certificates, entitlements, grants of right and other items and documents, and SSI has not received any notice of any violation from any federal, state or municipal entity or notice of an intention by any such governmental entity to revoke any certificate of occupancy or other certificate, license, permit, entitlement or grant of right issued by it in connection with the ownership, use and occupancy of any of the B Properties that in each case has not been cured or otherwise resolved to the satisfaction of such governmental entity. To the best of SSI's knowledge, (i) any and all charges (including condominium fees, to the extent applicable) and other assessments under declarations and like agreements to which any of the B Properties are subject have been paid and no special assessments thereunder are pending against any of the B Properties, and (ii) all consents and approvals required to be obtained under such declarations and like agreements with respect to the B Properties have been obtained.

                  (f) Financial Statements. The combined balance sheets of the Initial Properties as of December 31, 1995 and 1994, and the related combined statements of operations, owners' deficit, and cash flows for each of the three years in the period ended December 31, 1995, and for the calendar quarter ending March 31, 1996, together with the notes thereto, included in the Proxy Statement, present fairly in all material respects the combined financial position of the Initial Properties and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995 and for the quarter ended March 31, 1996, in conformity with generally accepted accounting principles.

                  (g)  Intentionally Deleted

                  (h) Absence of Undisclosed Liabilities and Contractual Obligations. Except for (i) liabilities disclosed in the financial statements referred to in subsection 3.3(f), (ii) liabilities described or disclosed in the Proxy Statement, (iii) liabilities arising in the ordinary course of business which, if material (individually or in the aggregate), are disclosed in Exhibit "L" attached hereto (the "SSI Disclosure Schedule"), (iv) liabilities at the date hereof which are specifically disclosed in the Exhibits attached to this Agreement and (v) current liabilities incurred in the ordinary course of business after the date hereof, no B Property is subject to liabilities of any nature, whether matured or unmatured, fixed or contingent, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon such Property. There are no Significant Agreements relating to the B Properties, or their operations other than as set forth in the SSI Disclosure Schedule. The mortgage loans on the four Meetinghouse Properties are cross-defaulted and cross-collateralized. Otherwise, none of the B Properties are cross- defaulted and/or cross-collateralized with any other properties. For purposes hereof, "Significant Agreement" means and includes any of the following by which any of the B Properties may otherwise be subject or bound, in each such case as amended and currently in effect, inclusive of any waivers relating thereto:

                           (A)  all agreements, instruments and documents
(excluding tenant leases referred to in subsection 3.3(j) of this Agreement and easements and documents providing for the assessment of common charges or related fees that are included in the Permitted Exceptions) evidencing, securing or pertaining to contractual obligations that relate to the ownership or operation of any of the B Properties; and

                           (B)  all mortgages.

                  (i) Environmental Matters. SSI has not (a) caused any Hazardous Materials to be improperly maintained or disposed of on, under or at any of the B Properties or any part thereof in a manner which violates, or could give rise to liability under, applicable environmental laws, or (b) failed to remediate, alter, mitigate or abate any condition required to be remediated, altered, mitigated or abated under such environmental laws, to the extent that SSI has been notified of the existence of a condition required to be remediated, altered, mitigated or abated. Except as set forth in the environmental site assessments provided by TNC to BRT pursuant to its due diligence review or the SSI Disclosure Schedule: (1) to the best of SSI's knowledge, each B Property is in compliance, and has heretofore complied, with all environmental laws in all material respects, (2) to the best of SSI's knowledge, there has been no discharge of Hazardous Materials by any tenant of the B Properties or by any other person or property in, to or under any B Property, in either case in quantities requiring response, remediation or removal, and (3) SSI has not received any written notice from any governmental unit or other person that it or any of the B Properties or operations conducted thereon are not or have not been in compliance with the environmental laws.

                  (j) Tenant Leases. The rent rolls attached hereto as Exhibit "M" (the "SSI Rent Rolls") list each of the leases currently in effect with respect to the B Properties as the same have been amended or modified (the "SSI Leases"); there are no leases, licenses or other rights of occupancy affecting any of the B Properties except for the SSI Leases. SSI has made available to BRT complete copies of all of the documents that constitute the SSI Leases. The SSI Leases are in full force and effect and, except as set forth on the applicable SSI Rent Roll, (A) to the best of SSI's knowledge, no uncured Event of Default (as defined in such Leases), has occurred and is continuing under any such Lease, no tenant has asserted a defense to, offset or claim against its rent or the performance of its obligations under its Lease and no tenant has asserted a default on the part of the landlord which would give it the right to terminate its Lease or set off against rent, (B) there are no rights of first refusal on, or options to purchase, any of the B Properties, or any right to a participation interest (whether of profits, sale or refinancing proceeds, or calculated based upon fair market value) with respect to any such Property, in favor of any tenant, (C) no proposed modifications to any SSI Lease that would reduce (i) the space leased to any tenant, (ii) the amount of any tenant's rent or (iii) the term of any lease, (D) no free rent or other rent concession is due any tenant under the SSI Leases for periods after the Closing Date, (E) no landlord under an SSI Lease is required to provide tenant improvements or refurbishments with respect thereto after the Closing Date (other than any tenant improvements that the landlord may be required to construct if an expansion option provided in an SSI Lease is exercised), and (F) no tenant under an SSI Lease has the option to terminate its lease prior to the stated expiration date. Except for (i) security deposits or (ii) the first full month's rent, whether or not the term of a Lease has commenced, no prepayments of rent more than thirty (30) days in advance have been made under the SSI Leases. All decorating, repairs, alterations or other work performed by the landlord under each of the SSI Leases prior to the date hereof, or the cost of any such work performed by the tenant and to be reimbursed by the landlord prior to the date hereof, has been performed or reimbursed, as applicable. No rent or security deposits under the SSI Leases have been assigned or encumbered, except as security for the mortgages noted in the SSI Disclosure Schedule, and there are no agreements or understandings, written or oral, with any of the tenants other than as set forth in the SSI Leases or otherwise set forth on the SSI Rent Rolls. All brokerage commissions and other compensation and fees payable by reason of the SSI Leases have been paid in full, except as set forth in the SSI Disclosure
Schedule.

                  (k) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best of SSI's knowledge, threatened before any court, governmental unit or any mediator or arbitrator with respect to SSI or the B Properties, except for litigation listed on Exhibit "N", which litigation and any projected liability resulting therefrom is covered by insurance.

                  (l) Reassessments. Each of the B Properties has been fully assessed and is not subject to abatement. To the best of SSI's knowledge, there are no proposed reassessments of any of the B Properties by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings (other than county-wide reassessments and/or the usual increases in mileage rates that may be under consideration by the taxing authorities in the jurisdictions where the B Properties are located) that could reasonably be expected to give rise to an increase in real property taxes or assessments against any of the B Properties.

                  (m) Partnership Employees; Labor Matters. There are no employees of SSI or Leedom who, by reason of transfer of the B Properties to the Partnership, shall become employees of the Partnership.

                  (n) Property Improvements. Except as disclosed in any engineering studies or reports obtained by or delivered to BRT in connection with this transaction prior to the date hereof, the improvements at the B Properties are in good condition and repair, ordinary wear and tear excepted, and have not suffered any casualty or other material damage which has not been repaired in all material respects. To the best of SSI's knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements included in the B Properties, or any other defects, soil conditions or deficiencies which, in the aggregate, would materially adversely affect the value of such Properties taken as a whole.

                  (o) Condemnation or Governmental Proceedings. No eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or, to the best of SSI's knowledge, threatened by an authority having the power of eminent domain to condemn any part of the B Properties. To the best of SSI's knowledge, there are no pending or threatened governmental rules, regulations, plans, studies or efforts, or court orders or decisions, which do or could adversely effect the use or value of the B Properties for their present use.

                  (p) Insurance. Exhibit "O" attached hereto lists the insurance policies relating to the B Properties or any part thereof carried by SSI; all such policies are in full force and effect, and will be continued or renewed with the existing coverages and policy limits until the Closing Date, and all premiums thereunder have been paid to the extent due, and will be paid until the Closing Date; and no notice of cancellation has been received with respect thereto and, to the best knowledge of SSI, no cancellation is threatened.

                  (q) FIRPTA. SSI is neither a "foreign person" within the meaning of Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446 of the Code.

                  (r) Brokers. No brokers or finders have been employed or engaged by SSI with respect to the transactions contemplated by this Agreement or any other document or agreement to be executed in connection with the transactions contemplated by this Agreement.

                  (s) Taxes. SSI (i) has filed or has had filed on its behalf all Tax Returns (as defined below) on a timely basis which are required to be filed as of the date hereof, and such Tax Returns are correct and complete, (ii) has paid or has had paid on its behalf on a timely basis all Taxes (as defined below) shown to be due on such Tax Returns and (iii) with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, has made due and sufficient current accruals for such Taxes in its books and records in accordance with generally accepted accounting principles. For purposes of this subsection, "Tax" shall mean any Federal, state or local tax of any kind whatsoever, including any interest or penalty, and "Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement or other similar document relating to Taxes.

                  (t) No Defaults. All payments of principal and interest on all mortgage indebtedness respecting the B Properties are current as of the date hereof. SSI is not in default of any loan secured by any of the B Properties or any other Significant Agreement and, to the best of SSI's knowledge, no event has occurred which with the giving of notice or passage of time would become a default under any such loan or under any such Significant Agreement.

                  (u) Ownership of B Properties. Leedom II owns Meetinghouse 2 in fee simple and SSI owns the remaining B Properties in fee simple and, to the best of SSI's knowledge, title thereto is subject only to the Permitted Exceptions.

         3.4 Survival of Representations and Warranties. All representations and warranties made by the parties in this

Agreement shall survive the execution of this Agreement for the period and to the extent set forth in Article XIX of the Partnership Agreement. Any claims by a party against any other party for breach of any representation, warranty or covenant set forth herein shall only be made pursuant to and in accordance with, and shall be subject to all of the limitations expressed in, Article XIX of the Partnership Agreement, including the limitation that the liability of SSI and TNC hereunder shall be restricted to their interests in the Collateral pledged under Section 19.3 of the Partnership Agreement. The remedies set forth in
Article XIX of the Partnership Agreement for breaches of this Agreement shall be the sole and exclusive remedies available to the parties hereto for claims made after Closing for breach of this Agreement.


                              Section 4. Conditions

         4.1 Conditions Precedent to BRT Obligations on the Closing Date. The obligations of BRT to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by BRT in writing:

                  (a) Title Insurance. Title to the Properties shall be good and marketable and insurable as such by Commonwealth Land Title Insurance Company free and clear of all liens, restrictions, easements, encroachments, exceptions and other encumbrances other than Permitted Exceptions. For purposes of this Agreement "Permitted Exceptions" means (i) for each of the Properties, the existing leases with respect thereto and the mortgages, liens, restrictions, easements, encroachments, exceptions and other encumbrances listed on Exhibit "P" hereto with respect to such Property, (ii) for each of the BRT Properties, the existing leases with respect thereto and the mortgages, liens, restrictions, easements, encroachments, exceptions and other encumbrances listed on Exhibit "P" hereto with respect to such BRT Property, and (iii) for each Property and BRT Property, the lien of taxes not yet due and payable and applicable laws and ordinances.

                  (b) No Material Adverse Change. There shall not have occurred any material adverse change to the Properties, taken as a whole.

                  (c) Tenant Estoppels. Estoppel Certificates with respect to the B and C Properties in form and substance satisfactory to BRT shall have been executed by the tenants of the B and C Properties listed on Exhibit "Q" hereto.

                  (d) Fairness Opinion. BRT shall have received confirmation from Legg Mason Walker Wood, Incorporated that as of the date of the Proxy Statement such firm continues to be of the opinion that the transactions contemplated by this Agreement are fair to the shareholders of BRT from a financial point of view.

                  (e) Surveys, etc.. The environmental and engineering reports and surveys obtained for the A Properties in connection with the GECC Loan shall have been certified in favor of BRT or the Partnership. BRT shall have received updated environmental and engineering reports and surveys for the B and C Properties, certified to either BRT or the Partnership, in form reasonably satisfactory to BRT and not disclosing any conditions not disclosed in the original reports and surveys for such Properties which have a material adverse effect on the Properties taken as a whole.

                  (f) Liquidity. (i) On the Closing Date, the combined current assets of the Initial Properties at such date to be acquired by the Partnership pursuant to this Agreement shall not be less than the combined current liabilities of the Initial Properties at such date to be assumed by the Partnership pursuant to this Agreement. The combined current assets and combined current liabilities of the Initial Properties on the Closing Date shall be computed in accordance with United States generally accepted accounting principles applied on a basis consistent with the preparation of the combined balance sheet of the Initial Properties at December 31, 1995 ("GAAP"), except to the extent the computation rules provided in paragraphs (ii) or (iii) below differ from GAAP. BRT, TNC and SSI shall cooperate with one another in the preparation of a closing balance sheet showing such combined current assets and combined current liabilities as of the Closing Date, and any disagreements over the calculation of such combined current assets and combined current liabilities shall be resolved by Arthur Andersen LLP.

                           (ii)  For purposes of this Section, the combined
current assets of the Initial Properties means an amount equal to the sum of the following, computed as of the Closing Date: (A) unrestricted cash; (B) unrestricted cash equivalents; (C) accounts receivable not more than 30 days overdue; (D) prepaid insurance; (E) prepaid taxes; and (F) the amount of rents that are payable by tenants under leases within 30 days of the Closing Date.

                           (iii)  For purposes of this Section, the combined
current liabilities means an amount equal to all current liabilities, computed as of the Closing Date, excluding from current liabilities any principal and interest payments on mortgage loans falling due more than 30 days after the Closing Date.

                           (iv)  In the event the combined current assets of
the Initial Properties on the Closing Date are less than the combined current liabilities of the Initial Properties on the Closing Date, SSI or TNC or their affiliates may, at its or their option, contribute in cash to the Partnership (as a capital contribution [for which no Units will be issued] and not as a loan) an amount equal to such deficiency, in which event the closing condition set forth in this subsection shall be deemed satisfied.

                  (g) No Mortgage Defaults. As of the Closing Date, all payments of principal and interest on all mortgage indebtedness respecting the Properties shall be current and no loan secured by any of the Properties otherwise shall be in default in any material respect.

         4.2 Conditions Precedent To TNC and SSI Obligations on the Closing Date. The obligations of TNC and SSI to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following condition, which may be waived by TNC and SSI in writing:

                  (a) No Material Adverse Change. There shall not have occurred any material adverse change to BRT or the properties owned by BRT and its subsidiaries, taken as a whole.

         4.3 Mutual Conditions Precedent of the Parties on the Closing Date. The obligations of BRT, TNC and SSI to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by BRT, TNC and SSI in writing:

                  (a) BRT Approvals. BRT shall have obtained all approvals required of its lenders and the other partners in BRT OP for the transfer of BRT's interest in BRT OP to the Partnership.

                  (b) SSI Investment in BRT. Pursuant to the Share and Warrant Purchase Agreement of even date herewith between BRT and SSI, the general partnership interest in Witmer shall be conveyed to a wholly-owned subsidiary of BRT and SSI shall have exchanged SSI's Witmer Class B Units, together with $426,250, in return for the issuance by BRT to SSI of 775,000 shares of common stock and a warrant of BRT.

                  (c) Shareholder Approval. BRT shall have received the approval of its shareholders to the transactions contemplated by this Agreement and the Partnership Agreement.

                  (d) Lender and Partner Consents. TNC and SSI shall have received the consent of all lenders with respect to the Properties to the transfers of interests with respect to the Properties under and subject to their respective mortgages. TNC shall have received the agreement of all other Existing Partners to transfer their Witmer Class A Units or Project Partnership Interests, as the case may be, to the Partnership as contemplated by this Agreement, and such other Existing Partners shall have executed and delivered the necessary documents to effect such transfers at the Closing. TNC shall not be deemed to have breached this Agreement if any such Existing Partner refuses to consent to the transfer or execute and deliver the transfer documents.

                  (e) TNC Asset Sale; Management Contracts. TNC and BRT shall have closed on the sale by TNC to BRT of the furniture, fixtures and equipment of TNC for $25,000 in cash. The management contracts for BRT Properties other than the BRT Property located in North Carolina shall have been transferred to the Partnership's management company affiliate (or any such contracts shall have been cancelled and new management contracts executed with the management company affiliate). The management contracts for the Properties and all third party properties (including the Option Properties) currently managed by TNC or any of its affiliates shall have been transferred to the Partnership's management company affiliate.

                  (f) SSI Loan Commitment. SSI Delaware and the Partnership shall have executed and delivered the Distribution Support and Loan Agreement in the form attached hereto as Exhibit "W".

                  (g) Option Agreement. TNC shall have executed and delivered an Option Agreement to the Partnership in the form attached hereto as Exhibit "R", with respect to Horsham 11-14 (the "Option Properties").

                  (h) Concurrent Closings and Deliveries. All of the closing documents to be delivered at the Closing shall have been executed and be available for concurrent delivery.

                  (i) Representations and Warranties True as of Closing Date. The representations and warranties of each of the parties contained in this Agreement shall be true at and as of the Closing Date in all material respects, with the same effect as though such representations and warranties were made as of such date, provided that the representations and warranties of each of the parties shall be modified at Closing as provided in their respective Closing Certificates to reflect, as necessary, the operation of the Properties from the date hereof through the Closing Date in accordance with Article 5 hereof.

                  (j) Closing Certificates. Each party to this Agreement shall have executed and delivered a certificate dated as of the Closing Date (the "Closing Certificate"), and signed by the President or other authorized officer, as the case may be, certifying that its representations and warranties set forth in this Agreement remain true and correct in all material respects, as may be modified by information relating to events after the date hereof set forth in the Closing Certificate. The ability of the parties to modify their representations and warranties in a Closing Certificate to reflect events occurring after the date hereof shall not affect the other conditions set forth in this Section 4.

                  (k) Opinions. Counsel for each of the parties to this Agreement shall have delivered to the other parties, as appropriate, its written opinion, dated the Closing Date, in form and substance satisfactory to the other parties and its counsel, as appropriate, substantially in the form attached hereto as Exhibit "S".

                  (l) Employment Agreements. The Partnership's management company affiliate shall have entered into employment agreements with Anthony A. Nichols, Brian F. Belcher and John P. Gallagher in the forms attached hereto as Exhibit "T", with the management company's obligations thereunder guaranteed by BRT, the management company shall have entered into a new employment agreement with Gerard H. Sweeney, with the management company's obligations thereunder guaranteed by BRT, and BRT shall have issued its warrants to such persons as contemplated by their employment agreements.

                  (m) Amex Approval. The shares issuable by BRT as contemplated by this Agreement shall have been approved for listing by the American Stock Exchange, Inc.


                     Section 5. Operations Prior to Transfer

         5.1 Property Operations.

                  (a) Except as otherwise expressly provided herein, between the date hereof and the Closing Date, SSI shall operate and TNC shall cause the Project Partnerships to operate their respective Properties in the ordinary course in a manner consistent with past practice, maintaining the Properties in the same state of repair, order and condition as they are on the date hereof, reasonable wear and tear, damage by fire or other casualty excepted. Without limiting the foregoing, the applicable owner shall not defer any required maintenance or repair unless such maintenance or repair would otherwise be deferred in the ordinary course of business. SSI shall maintain, and TNC shall cause each of the Project Partnerships to maintain, its books and records in accordance with past practice and use diligent efforts to maintain in full force and effect all authorizations and all insurance policies with respect to their respective Properties.

                  (b) Without in each case obtaining the prior written consent of BRT, neither SSI nor any Project Partnership shall enter into new Leases or modify, cancel, waive any material default under, accept any rental more than thirty (30) days in advance of its accrual date or accept early surrender of any of the Leases; provided that SSI and the Project Partnerships may enter into Leases for 5,000 square feet of space or less provided that such Leases are on terms and conditions consistent with the leasing pro forma provided by SSI or TNC for the applicable Property.

                  (c) SSI and TNC shall notify BRT of any material change in any of the information set forth in Section 3 hereof or any of the Exhibits attached hereto with respect to their respective Properties, promptly after such party has knowledge of such material change. SSI and TNC shall promptly deliver to BRT copies of all default notices and other material written communications sent or received by them or any Project Partnership with respect to their respective Properties.

         5.2 Casualty or Condemnation.

                  (a) If prior to the Closing Date there shall be any damage or destruction to a Property by fire or other casualty, TNC (with respect to the A and C Properties) or SSI (with respect to the B Properties) shall give prompt notice thereof to BRT. Unless such damage or destruction results in a material adverse change to the Properties taken as a whole, such damage or destruction shall in no way void or impair this Agreement or reduce the number of Class A LP Units to be issued with respect to such Property; all insurance proceeds relating to such damage or destruction shall be contributed to the Partnership together with such Property or the partnership interests relating thereto, as otherwise provided in this Agreement. In such event, subject to BRT's right to participate in the adjustment of the loss with the applicable insurance companies involved and approve the manner of repair and restoration, SSI or the applicable Project Partnership shall settle with the insurance companies and apply the insurance proceeds to promptly and diligently repair and restore, or commence to repair and restore, the affected Property to its condition and character immediately prior to the damage or destruction. If such repair and restoration is not completed by the Closing Date, then on the Closing Date the owner of the affected Property shall pay over to the Partnership the amount of the insurance proceeds collected to the extent such proceeds have not yet been applied to the repair and restoration of the affected Property, (and if any such proceeds have not been collected, the owner of the affected Property shall assign to the Partnership all its right, title and interest in and to the same). The foregoing provisions regarding repair and restoration and use of insurance proceeds are subject to the terms and conditions of the mortgage encumbering the affected Property.

                  (b) If prior to the Closing Date condemnation or eminent domain proceedings are commenced against any Property, SSI (with respect to the B Properties) or TNC (with respect to the A and C Properties) shall give prompt notice thereof to BRT. Unless the taking contemplated by such condemnation or eminent domain proceeding would result in a material adverse change to the Properties taken as a whole, no such condemnation or eminent domain proceeding shall void or impair this Agreement, or reduce the number of Class A LP Units to be issued with respect to such Property, provided that the owner of the affected Property shall be relieved from any obligation hereunder to convey title to the portion of any such Property so taken. BRT shall have the right to participate in the negotiation of the award to be made for such taking, and the owner of the affected Property shall not agree to any proposed award or execute a deed in lieu of foreclosure without BRT's prior written consent. Any condemnation award payable with respect to the taking of a Property shall be assigned to the Partnership.


           Section 6. Closing; Closing Deliveries; Transfer Deliveries

         6.1 Closing. The closing for the transfer by TNC, the Existing Partners and SSI of all of the Properties or partnership interests with respect thereto (the "Closing"), shall take place at the offices of Drinker Biddle & Reath, at 10:00 a.m., on July 31, 1996, or on such other date or at such other time or place as may be agreed upon in writing by the parties hereto (the "Closing Date").

         6.2 Closing Documents. In addition to the opinions, certificates and other documents and instruments referred to in Section 4 of this Agreement, at the Closing, the parties shall also execute and deliver, or cause to be executed and delivered, the following documents:

                  (a) The Partnership Agreement, in substantially the form attached hereto as Exhibit D;

                  (b) Assignments of Project Partnership Interests in all of the C Properties to the Partnership and, with respect to a .1% interest in each Project Partnership, to BRT; and, with respect to the A Properties, assignments of all Witmer Class A Units from each Existing Partner owning such units to the Partnership, in substantially the form attached hereto as Exhibit "U";

                  (c) Amendments and Restatements of the C Property Project Partnership documents in substantially the form attached hereto as Exhibit "V"; and

                  (d) Deeds and Assignment Agreements in respect of each of the B Properties other than Meetinghouse 2 in substantially the forms attached hereto as Exhibits "F-1" and "F-2".

                  (e) With respect to Meetinghouse 2, assignments of the Leedom Partnership Interests to the Partnership and, with respect to a .1% limited partnership interest, to BRT, in substantially the form attached hereto as Exhibit "U".

                  (f) SSI shall execute and deliver to the Partnership an Environmental Indemnity Agreement with respect to the B Property known as Whitelands Business Park, 110 Summit Drive, in the form attached hereto as Exhibit "BB".

                  (g) With respect to each of the A Property Project Partnerships, assignment of Witmer GP's limited partnership interests to the Partnership.

                   Section 7. Closing Adjustments and Expenses

         7.1 Adjustments.

                  (a) No closing adjustments shall be made in connection with the transfer of any of the interests in the Project Partnerships or Properties contemplated by this Agreement, provided that:

                           (i) payments of rent and additional rent that fall
due after the Closing Date and are received prior to their due date shall, in the case of the Project Partnerships, continue to be held in Project Partnership bank accounts, effective control of which is transferred to the Partnership on the Closing Date, and in the case of the B Properties, be paid over to the Partnership on the Closing Date;

                           (ii)  all security deposits under Leases and all
interest required to be paid thereon pursuant to the terms of such Leases shall, in the case of the Project Partnerships, continue to be held in Project Partnership bank accounts effective control of which is transferred on the Closing Date, and in the case of the B Properties, be paid over to the Partnership on the Closing Date; and

                           (iii)  all debt service payments, real estate
taxes and payments due under service contracts and to service providers that in the ordinary course would have been paid prior to the Closing Date shall have been paid.

                  (b) No delinquent rent payment shall be apportioned on the Closing Date. All rent receivables shall remain the property of the Project Partnerships with respect to the Properties owned by them and, with respect to the B Properties, shall be deemed assigned by SSI to the Partnership on the Closing Date.

         7.2 Expenses. Transfer taxes payable with respect to the conveyance of the B Properties shall be divided equally between the Partnership and SSI. The parties contemplate that the transfers of Project Partnership Interests in accordance with the procedures and time periods set forth herein and in the Partnership Agreement will not be subject to transfer tax. In the event either the Partnership or an Existing Partner makes or causes a transfer of Project Partnership Interests not in accordance with the procedures and time periods set forth herein and in the Partnership Agreement, then the Partnership or such Existing Partner making or causing such transfer shall be responsible for payment of any transfer tax due as a result thereof. The Partnership shall be responsible for all title insurance premiums and title company charges and recording costs payable in connection with this Agreement. Otherwise each party shall be responsible for all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of such party's accountants, attorneys and other advisors, except as otherwise provided in the Partnership Agreement.


                          Section 8. General Provisions


         8.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, sent by reputable next business day delivery service or by telegram or by registered or certified mail, postage prepaid, as follows:

                  If to BRT, to:

                  Brandywine Realty Trust
                  Two Greentree Center
                  Suite 100
                  Marlton, NJ 08053
                  Attn:  Gerard H. Sweeney

                  With a required copy to:

                  Pepper, Hamilton & Scheetz
                  3000 Two Logan Square
                  18th & Arch Streets
                  Philadelphia, PA  19103-2799
                  Attn:  Michael H. Friedman, Esq.

                  If to TNC, to:

                  The Nichols Company
                  16 Campus Blvd.
                  Suite 150
                  Newtown Square, PA 19073
                  Attn:  Anthony A. Nichols

                  With a required copy to:

                  Drinker Biddle & Reath
                  1000 Westlakes Drive
                  Suite 300
                  Berwyn, PA  19312
                  Attn:  Robert H. Strouse, Esq.

                  If to SSI, to:

                  Safeguard Scientifics, Inc.
                  800 Safeguard Building
                  435 Devon Park Drive
                  Wayne, PA  19087
                  Attn:  James A. Ounsworth, Esq.

                  With a required copy to:

                  Drinker Biddle & Reath
                  1000 Westlakes Drive
                  Suite 300
                  Berwyn, PA  19312
                  Attn:  Robert H. Strouse, Esq.

         8.2 Confidentiality. The parties to this Agreement acknowledge that certain of the information that may be made available to them in connection with their due diligence investigation or otherwise is proprietary and includes confidential information. The parties shall hold all such information in confidence and shall not disclose it to any person before the Closing without the approval of the other parties, as applicable; provided, however, that the foregoing restriction shall not apply to any information that is or becomes publicly known or that is lawfully obtained from a third party, or to any disclosure required by law or in connection with the enforcement of any party's rights under this Agreement. Prior to the

Closing, none of the parties (or any of their respective affiliates) shall make any public announcement or disclosure relating to the transactions contemplated herein without the prior agreement of each other party hereto, except as required by law, provided that each other party shall use its best efforts to consult with the other in advance of any disclosure required by law.

         8.3 Entire Agreement. This Agreement, together with the Exhibits and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to its subject matter and supersede all prior and contemporaneous agreements and understandings with respect to the subject matter thereof.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         8.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. Nothing contained herein or in any other document contemplated hereunder shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any party of any of their respective obligations hereunder.

         8.6 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the use of masculine pronouns include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         8.7 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         8.8 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         8.9 Liability of Trustees, etc. No recourse shall be had for any obligation of BRT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of BRT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.


                                        BRANDYWINE REALTY TRUST


                                        By:____________________


                                        Title:_________________


                                        THE NICHOLS COMPANY


                                        By:____________________


                                        Title:_________________


                                        SAFEGUARD SCIENTIFICS, INC.


                                        By:____________________


                                        Title:_________________

                                  EXHIBIT LIST

 Exhibit A:  "A Properties" and owners thereof.

 Exhibit B:  "B Properties"

 Exhibit C:  "C Properties" and owners thereof.

 Exhibit D:  Agreement of Limited Partnership

 Exhibit E:  Description of BRT Units

 Exhibit F-1:  Form of Deed

 Exhibit F-2:  Form of Assignment and Assumption Agreement

 Exhibit G:  Allocation of Class A LP Units among Existing
             Partners

 Exhibit H:  TNC Disclosure Schedule

 Exhibit I:  TNC Rent Rolls

 Exhibit J:  TNC Litigation

 Exhibit K:  Insurance Policies Relating to A & C Properties

 Exhibit L:  SSI Disclosure Schedule

 Exhibit M:  SSI Rent Rolls

 Exhibit N:  SSI Litigation

 Exhibit O:  Insurance Policies Relating to B Properties

 Exhibit P:  Permitted Exceptions on Properties

 Exhibit Q:  Required Tenant Estoppels

 Exhibit R:  Form of Horsham 11-14 Option

 Exhibit S:  Form of Opinion

 Exhibit T:  Form of Employment Agreement

 Exhibit U:  Form of Assignments of Project Partnership
                     Interests

 Exhibit V:  Form of Amendment and Restatement of Project
                     Partnership Agreements

 Exhibit W:  Form of Distribution Support and Loan Agreement

 Exhibit X:  BRT Disclosure Schedule

 Exhibit Y:  BRT Rent Rolls

 Exhibit Z:  Insurance Policies relating to BRT Properties

 Exhibit AA: BRT Properties

 Exhibit BB: Form of Whitelands Environmental Indemnity

                             INDEX OF DEFINED TERMS


Defined Term                                                Section
- ------------                                                -------

A Properties............................................... Recitals

B Properties..............................................  Recitals

Assumed Liabilities..............................................2.6

BRT Disclosure Schedule.......................................3.1(k)

BRT OP......................................................Recitals

BRT Properties............................................... 3.1(e)

BRT Rent Rolls............................................... 3.1(e)

BRT Units...................................................Recitals

C Properties..............................................  Recitals

Class A LP Units............................................Recitals

Closing..........................................................6.1

Closing Certificate...........................................4.3(f)

Closing Date.....................................................6.1

Company SEC Reports...........................................3.1(h)

Existing Partners................................................2.2

GECC..........................................................3.2(f)

GECC Loan.....................................................3.2(f)

Hazardous Materials.......................................... 3.1(j)

Initial Properties............................................3.2(h)

Lawrenceville Property..................................... Recitals

Leedom II................................................Section 2.3

Leedom Partnership Interests.............................Section 2.3

Leedom Retained Interests................................Section 2.3

Newtech III Interest.................................................2.2

Partnership.....................................................Recitals

Partnership Agreement................................................1.1

Permitted Exceptions..............................................4.1(a)

Project Partnership Interests........................................2.2

Project Partnerships............................................Recitals

Properties......................................................Recitals

Property........................................................Recitals

Proxy Statement...................................................3.2(h)

Retained Interests...................................................2.2

SSI Disclosure Schedule...........................................3.3(h)

SSI Leases........................................................3.3(j)

SSI Rent Rolls....................................................3.3(j)

Significant Agreement....................................3.2(j) & 3.3(h)

Tax......................................................3.2(u) & 3.3(s)

Tax Return...............................................3.2(u) & 3.3(s)

TNC Disclosure Schedule...........................................3.2(j)

TNC Leases........................................................3.2(l)

TNC Rent Rolls....................................................3.2(l)

Witmer..........................................................Recitals

Witmer Class A Units............................................Recitals

Witmer Class B Units............................................Recitals

Witmer GP.......................................................Recitals